EXHIBIT 10.2

                 LEASE ACQUISITION AND DRILLING AGREEMENT DATED
                            AS OF SEPTEMBER 30, 2002

                    LEASE ACQUISITION AND DRILLING AGREEMENT

This Lease Acquisition and Drilling Agreement is made and entered into the day and year hereinafter stated, effective September 30, 2002 except as otherwise provided, stated by and between Pioneer Oil, a Montana limited liability company, Billings, Montana, party of the first part, ("Pioneer"), and Dolphin Energy Corporation, a Nevada corporation, party of the second part ("Dolphin"). Pioneer and Dolphin may be collectively referred to as a "party" or the "parties".

                                        I
                                    RECITALS

A. Pioneer represents but does not warrant that it owns the working interest and net revenue interest in certain oil and gas leases located in Sheridan County, Wyoming, more particularly described on Exhibit A attached hereto and incorporated herein by reference ("Subject Leases").

B. Dolphin desires to acquire an interest in the Subject Leases by drilling oil and gas wells thereon, and by paying certain sums for the privilege to do so.

C. Each of the Subject Leases provides for certain drilling obligations, which must be met to maintain the lease in effect.

D. Pioneer desires to allow Dolphin to earn and will transfer and assign its interest in the Subject Leases to Dolphin on and subject to the terms and conditions hereinafter stated.

E. In furtherance of the foregoing objectives of both parties, Pioneer desires to sell and Dolphin desires to purchase the interest of Pioneer in certain natural gas wells set forth on Exhibit B incorporated herein by reference, and the equipment, rights of way and personal property rights associated therewith, ("Well Assets"), also on the terms and conditions hereinafter stated. It is understood that Well Assets includes only the wells identified on Exhibit B, and shall not include the right to drill additional wells except as provided in Article VII
         E. hereof.

                                       II
                                    AGREEMENT

Now, for and in consideration of the mutual rights and benefits and obligations and legal detriments afforded the parties hereunder, the Pioneer and Dolphin do hereby agree to, ratify and adopt the following terms.

                                       III
                     FURTHER CONSIDERATION AND DUE DILIGENCE

A. Subject to the other provisions hereof, Dolphin shall have the reasonable opportunity for a period of sixty (60) days from the date hereof, to review all land files, gas contracts, contract files, production files, records, charts, projections, reports, well files, logs, technical data pertaining in any way to the Subject Leases and the Well Assets, to include all instruments reasonably requested by Dolphin pertaining to ownership of the Subject Leases and Well Assets, the production and mechanical viability of the Well Assets, existing or potential environmental discrepancies, and any further information or data relevant in any way to the reservoir engineering analysis to be performed by Dolphin. Dolphin shall also have reasonable access for the same time period to inspect and test the Well Assets at its sole cost, risk and expense.

B. Dolphin will conduct its own investigation as to the Well Assets and the Subject Leases, and may elect to accept or reject this project in its entirety. Dolphin will, no later than five (5) days from the close of the investigation provided for above, notify Pioneer of its acceptance or rejection of the Well Assets and the Subject Leases. Dolphin shall exercise such election in good faith based upon, and only upon, title defects which Dolphin believes cannot be cured to its satisfaction in a reasonable period of time.

C. If Dolphin elects to accept the Well Assets and the Subject Property, it shall deliver to Pioneer with such election the sum of One Hundred Thousand Dollars ($100,000), to be tendered by cashier's check or wire transfer or other immediately available funds, which amount shall be in addition to all other amounts payable hereunder.

                                       IV
                           PURCHASE OF EXISTING WELLS

A. Pioneer desires to sell and Dolphin desires to purchase the entire right, title and interest of Pioneer in the Well Assets as set forth on Exhibit B for the cash sum of Five Hundred Thousand Dollars ($500,000).

B. Subject to the other provisions hereof, closing of the recited purchase will occur at a mutually agreeable time and place, but no later than March 31, 2003. At closing, Pioneer will deliver an Assignment and Bill of Sale on form acceptable to counsel for each party, conveying the working interest and net revenue interest in the Subject Leases to extent identified on Exhibit B for each respective well, and the

         Well Assets, together with such certificates or other documents as are required or convenient to effect the transfer thereof, or subsequent operations thereon, and Dolphin will pay to Pioneer by cashier's check or wire transfer or other immediately available funds, the sum of Five Hundred Thousand Dollars ($500,000).

C.       The  Effective  Date  of  the  purchase  and  sale provided for in this
         Article IV shall be 7 o'clock a.m. local time on January 1, 2003.

D. Production of natural gas shall be allocated between the parties as of the Effective Date, and all natural gas produced from the Well Assets before the Effective Date and proceeds from the sale thereof shall belong to Pioneer and natural gas produced from the Well Assets after the Effective Date and proceeds from the sale thereof shall belong to Dolphin. All expenses incurred to operate and maintain the Well Assets prior to the Effective Date shall be the responsibility of Pioneer and all such expenses incurred subsequent to the Effective Date shall be the responsibility of Dolphin.

E. Notwithstanding the provisions of the preceding paragraph, Wyoming severance and conservation taxes shall be allocated between the parties as of the Effective Date. Wyoming severance and conservation taxes on production prior to the Effective Date shall be the responsibility of Pioneer, and Wyoming severance and conservation taxes on production subsequent to the Effective Date shall be the responsibility of Dolphin. Wyoming ad valorem taxes on gas production shall be similarly allocated based upon the date of production for valuation purposes, not upon the date of reporting, assessment or collection. The parties shall cooperate to timely and accurately file all applicable tax reports, shall communicate one to the other to verify that such taxes are in fact timely paid, and, subject to the allocation provisions provided for herein, that any dispute pertaining to them is resolved to the reasonable satisfaction of both parties.

F. The parties do hereby agree to indemnify and hold one another harmless from the liability imposed upon the indemnifying party under the provisions of this Article IV, including reasonable court costs and attorneys fees.

G. Adjustments to the purchase price provided for in Article IV A. shall be made at closing and within one hundred eighty days subsequent to closing to reflect the foregoing allocations, even if estimates of taxes and expenses are relied upon to facilitate such closing. Any adjustment to the purchase price based upon production valuation, expenses, taxes or otherwise, which are not claimed by either party within such one hundred and eighty day period shall be deemed waived and the accounting for closing shall be deemed final even if estimates of taxes and expenses are relied upon to facilitate such closing even if estimates of taxes and expenses are relied upon to facilitate such closing.

                                        V
                             DRILLING OF PILOT WELLS

Dolphin shall participate in a pilot project to develop the Subject Leases for natural gas production from coal bed seams, as follows:

A. Subject to the other terms hereof, Dolphin will, at its sole cost, risk and expense, commence actual drilling up to sixty (60) natural gas wells at locations of its choice on the Subject Leases. Each well will be diligently drilled to penetrate and adequately test the one or more coals of the Fort Union Formation or to a depth of 2000 feet, whichever is shallower ("Pilot Wells"). Upon reaching the total depth so drilled, each well will be completed to produce to the pipeline or gathering system to which it may be connected, or plugged and abandoned as a dry hole in accordance with applicable laws and regulations. The location on which Pilot Wells will be drilled, and the timing by which they will be drilled will be in the sole and complete discretion of Dolphin, provided that Dolphin will no later than May 1, 2003, (1) pay to Pioneer, by cashier's check or wire transfer or other immediately available funds, the sum of One Million Five Hundred Thousand Dollars ($1,500,000) (less any amounts previously paid by Dolphin to Pioneer pursuant to paragraph V D. below), and (2) pay into a mutually acceptable escrow account, estimated costs to drill and complete thirty
         (30) Pilot Wells.  Dolphin will in any event drill at least twenty-five
         (25) Pilot Wells no later than October 1, 2003, and the escrowed funds will be disbursed as necessary to costs and expenses associated with such wells.

B. Notwithstanding the foregoing, the Pilot Wells will be drilled and operated in such a manner as to fully comply with the drilling obligation provisions of the Subject Leases and, subject to the other provisions hereof, in such a manner as to maintain the Subject Leases in full force and effect.

C. In the event that Dolphin does not drill and complete to produce to the pipeline or gathering system, or plug and abandon, at least 25 wells on or before May 1, 2003, Pioneer, or its assignee, shall have the right, but no the obligation, to drill such wells as may be required in order for Pioneer to comply with its drilling obligations under the Subject Leases.

D. No later than the end of the month following that in which casing has been cemented in any particular pilot well, Dolphin will tender to Pioneer by cashier's check or wire transfer or other immediately available funds, the sum of $25,000 for the first well on each drill site spacing unit. The parties recognize that an additional well may be drilled on each drill site spacing unit by penetrating to different coals under current spacing regulations, with no additional well fee paid to Pioneer.

                                       VI
                          ASSIGNMENT OF DRILLED ACREAGE

In the event that Dolphin shall have drilled and completed, either as a producer or a dry hole, any of the Pilot Wells, Pioneer will, upon written request, assign, and convey to Dolphin all of its right, title and interest in and to the Subject Leases insofar as they pertain to the eighty acre drill site spacing unit for any well so drilled to all depths covered by the Subject Leases. Such assignment and conveyance shall be on such form as is acceptable to counsel for each party, and shall convey the working interest and net revenue interest not less than that identified on Exhibit A.

                                       VII
                            ADDITIONAL OPTION ACREAGE

A. In the event that Dolphin shall have fully and timely complied with the terms and provisions hereof, Dolphin shall have the right, but not the obligation, to drill additional wells on the Subject Leases. Such additional drilling will occur at the sole option and election of Dolphin. Any wells so elected to be drilled by Dolphin shall be drilled and completed, or plugged an abandoned as a dry hole, no later than October 31, 2005.

B. The Subject Leases represent additional drill sites (approximately 164 under current spacing rules). Commencing on November 1, 2003, or sooner if so elected by Dolphin, Dolphin shall notify Pioneer of any election to drill it might wish to exercise during the month following the first of the month by which such election must be made. In the event that Dolphin elects to drill fewer than sixty (60) wells between October 1, 2003 and October 1, 2004, and fewer than sixty (60) additional wells between October 1, 2004 and October 1, 2005, Pioneer, or its assignees, may elect to drill wells on the Subject Leases for their own account, not to exceed the total number of wells necessary for sixty (60) wells to be drilled by the parties between October 1, 2003 and October 1, 2004 and an additional sixty (60) wells to be drilled by the parties between October 1, 2004 and October 1, 2005. In that event, Pioneer shall notify Dolphin of its election to do so within five (5) days after receipt of Dolphins well list. The location and anticipated depth of Pioneers wells shall be within the sole discretion of Pioneer or its assignees, provided that no wells shall be drilled on any spacing unit previously assigned to Dolphin or previously identified on Dolphin's well list.

C. For each option well it elects to drill under the terms of this Article, Dolphin shall tender the sum of Twelve Thousand Five Hundred Dollars ($12,500) per well, as opposed to per spacing unit, and otherwise in the same manner provided for above as to payment for Pilot Wells.

D. For each option well it elects to drill under the terms of this Article, and if Dolphin is otherwise in full compliance with the terms hereof, Pioneer shall assign and convey to Dolphin its interest in the eighty-acre drill site for the well so elected and drilled, in the same manner provided for above for the Pilot Wells.

E. Anything herein to the contrary notwithstanding, should Dolphin elect to drill additional wells on the drill site spacing unit for the Well Assets purchased under Article IV above, either as Pilot Wells or additional wells under this Article, it shall pay Pioneer the sum of Twelve Thousand Five Hundred Dollars ($12,500) in the manner provided for above as to the Pilot Wells or additional wells as applicable.

                                      VIII
                           REPRESENTATIONS BY PIONEER

Pioneer represents and warrants to Dolphin that:

         1.       It is organized and in good standing in the state of Wyoming;
         2. It has the corporate power and authority to enter into the contemplated transaction;
         3. Execution and delivery of this document, consummation of this transaction and performance hereunder will have been duly authorized, and will not result in conflict with or breach of or default under any other obligation to which it may be bound;
         4. This Agreement will be binding and enforceable in accord with its terms;
         5. There are no legal proceedings against it with respect to which it has been notified or served with process that will affect the Subject Leases or the Well Assets, or hinder, impede or prevent performance by it hereunder;
         6. All operations on the Subject Leases and the Well Assets have been performed in compliance with all applicable laws, rules and regulations, are bottomed on the Subject Leases, and have otherwise been operated in a good and workmanlike manner and in accord with industry practice;
         7. There are no contracts or instruments with respect to the Subject Leases or Well Assets that are not disclosed on Exhibit A and it is not in breach of any agreement so disclosed;
         8. Title to the Subject Leases and the Well Assets is vested in it free and clear of all liens, burdens and encumbrances, whether or not disclosed;
         9. Its working interest is not more than and its net revenue interest is not less than that set forth on Exhibit A;

         10. The Subject Leases are in full force and effect in accord with their terms, and all obligations arising thereunder have been fully complied with;
         11. All equipment and machinery used by it to operate the Well Assets have been maintain in accord with standard industry practice;
         12. None of the Well Assets is subject to any over or under production account or payout account;
         13. There are no consents required to assign the Subject Leases or the Well Assets to Dolphin as provided herein, and there are no preferential rights to purchase affecting the Subject Leases or the Well Assets;
         14. It has not received any prepayments for wells or equipment on the Subject Leases;
         15. There is no broker, finder or financial advisor involved in this transaction. On behalf of Pioneer.

                                       IX
                           REPRESENTATIONS BY DOLPHIN

Dolphin represents and warrants to Pioneer that:

         1. It is duly organized and in good standing in the state of Nevada;
         2.       It is authorized to do business in Wyoming;
         3. It has the corporate power and authority to enter into the contemplated transaction;
         4. Execution and delivery of this document, consummation of this transaction and performance hereunder will have been duly authorized, and will not result in conflict with or breach of or default under any other obligation to which it may be bound;
         5. This Agreement will be binding and enforceable in accord with its terms;
         6. There is no broker, finder or financial advisor involved in this transaction on behalf of Dolphin.

                                        X
                                SUBSTITUTE WELLS

In the event that impenetrable substances are found, necessary government permits can not be obtained, events of war, acts of God, or other events, except economic events beyond the control of the parties occurs as to a particular well, Dolphin may drill a substitute well therefor at a location of its choice of equal quality and will earn the interest provided for above in both the initial well and the substitute well. Any substitute well will be treated as an original well under the terms hereof. Notwithstanding the foregoing, all wells drilled and operations conducted hereunder will be performed in such a manner as to comply with and satisfy the drilling obligations contained in the Subject Leases.

                                       XI
                            OPERATIONS AND INSURANCE

A. All operations to be conducted by Dolphin will be at its sole cost, risk and expense, will be conducted in a good and workmanlike manner in accord with good industry practice.

B. Dolphin may conduct operations provided for hereunder, or may, it its sole discretion, elect to contract for such operations to be performed by others. Dolphin, or its designee, will in any event maintain such bonds and insurance as may be required by law, and as are standard industry practice for the operations contemplated by this Agreement.

C. In addition to the foregoing, operations hereunder will in any event be conducted in compliance with the terms of the Subject Leases, and Dolphin agrees to use its best efforts to maintain a relationship with surface owners and lessors as is consistent with those presently enjoyed by Pioneer.

                                       XII
                       ADDITIONAL COVENANTS AND CONDITIONS

Performance by Dolphin of its obligations hereunder and, in particular, the obligation to close on the Well Assets provided for in Article III, is subject to and conditioned upon the following:

         1. Dolphin has obtained additional capitalization in such amounts and on such terms as are acceptable to it;
         2.       Pioneer has performed all of its obligations hereunder;
         3. All representations and warranties made by Pioneer are in full force and effect and are true and accurate;
         4. No material adverse change has occurred, including economic events and declines in production;
         5. Title to the Subject Leases and the Well Assets is acceptable to Dolphin in its reasonable judgment;
         6. Pioneer has provided such instruments as Dolphin may reasonably request to verify the accuracy of the representations and warranties made by Pioneer hereunder.

                                      XIII
                                     NOTICES

All notifications to be delivered hereunder, shall be made as follows:

                  Pioneer Oil, LLC
                  1953 Main Street, Suite A
                  Billings, Montana  59105
                  Phone (406) 254-7071
                  Fax     (406) 254-2560

                  Dolphin Energy Corporation
                  Suite 1708
                  1155 Brickell Bay Drive
                  Miami, Florida  33131
                  Phone
                  Fax

                                       XIV
                               GENERAL PROVISIONS

A. This Agreement will be binding upon the parties hereto, their heirs, successors and assigns and shall be deemed a covenant running with the Subject Leases.

B. No waiver by any party of any one or more defaults by another party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same party, whether of a like or of a different character. Except as expressly provided in this Agreement, no party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such party expressly stated, in writing, that it does waive, release or modify such right.

C. If and for so long as any provision of this Agreement shall be deemed to judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

D.       This  Agreement  represents  the  entire  agreement of the parties, all
         previous   agreements  and   communications  having  been  merged   and
         integrated into the terms hereof.

E. Each party shall prepare and submit any and all filings in relation to this Agreement required of such party by any governmental agency having jurisdiction. Each party shall in a timely fashion provide the other parties with copies of all such filings made by the party.

F. The captions and heading of this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provisions of this Agreement.

G. In connection with this Agreement and the transactions contemplated by it, each party will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

H. In the event that either party incurs attorney fees or costs in connection with the enforcement or interpretation of this Agreement, the party prevailing in such dispute shall be entitled to recover its costs and attorney fees from the other party.

Date:  OCTOBER 9, 2002                PIONEER OIL, LLC
       ---------------


                                      By:       /s/ TAD D. BUTT
                                         ---------------------------------------

Date:  OCTOBER 11, 2002               DOLPHIN ENERGY CORPORATION
       ----------------


                                      By:      /s/ MARC BRUNER
                                         ---------------------------------------

                                         True signature for this Agreement.
                                         Marc Edward Bruner
                                         Florida DLB65654573061

                                         Martin A. Alexander
                                         MY COMMISSION # CC994957 EXPIRES
                                         February 22, 2005
                                         BONDED THRU FAIN INSURANCE INC.

STATE OF MONTANA               )
                               ) ss.
COUNTY OF YELLOWSTONE          )

         The foregoing Lease Acquisition and Drilling Agreement was acknowledged before me this 9TH day of October, 2002, by TAD D. BUTT as PRESIDENT of PIONEER OIL, LLC.


                                               /s/ BARBARA J. MARSH
                                         ---------------------------------------
                                         Notary Public
                                         My commission expires:    MAY 7, 2005
                                                               -----------------
                                         3124 4th Avenue South
                                         Billings, MT  59101


STATE OF ________________  )
                           ) ss.
COUNTY OF _______________  )

         The foregoing Lease Acquisition and Drilling Agreement was acknowledged before me this _____ day of October, 2002, by ________________ as ______________
of DOLPHIN ENERGY CORPORATION.


                                         ---------------------------------------
                                         Notary Public
                                         My commission expires: ___________

                        ZARLENGO & KIMMELL, LLC
                           Attorneys At Law
       1775 Sherman Street, Suite 1375 - Denver, Colorado 80203
Dante L. Zarlengo       E-Mail:  ZarKim01@aol.com        Telephone: 303/832-6067
Direct Dial: 303/832-6334                                      Fax: 303/832-6401

2 January 2003

VIA FACSIMILE TRANSMISSION AND US MAIL

Dan Riggs, Esq.
50 East Louts Street
Sheridan, WY  82801

Mr. Tadd Butt
Pioneer Oil, LLC
PO Box 50684
Sheridan, WY  59105

Re:      Pioneer Oil LLC; Dolphin Energy Transaction
         Lease Acquisition and Development Agreement dated September 30, 2002

Gentlemen:

This correspondence will confirm the conversation between Mr. Butt and Marc Bruner concerning the above-referenced matter.

Reference is made to the above-captioned agreement. As you know, this office represents Dolphin Energy Corporation regarding the foregoing matter. In further consideration of that identified in the recited agreement, we are authorized to agree to the following amendments to the recited agreement.

It is hereby agreed that Article III-B and C of the above-referenced agreement are hereby amended by addition of the following language:

1.       Article III-B is amended by addition of the following:

         "Notwithstanding the foregoing, Dolphin shall notify Pioneer of its election to accept or reject the Well Assets and the Subject Leases no later than close of business January 31, 2003."

2.       Article III-C is amended to state as follows:

         "If Dolphin elects to accept the Well Assets and the Subject Property, it shall deliver to Pioneer with such election the sum of one hundred thousand dollars by close of business January 31, 2003, by cashiers check or wire transfer or other 2

January 2003
Page 2


         immediately   available  funds,  which  amount  shall  be  in
         addition to all other amounts payable hereunder."

3. Further, Article V-A, fifth line, is amended by substitution, as follows:

         "3000 FEET whichever is shallower (Pilot Wells").

Otherwise the recited agreement shall remain in full force and effect.

By executing this agreement, neither party waives any rights or claims it may have pertaining to the recited transaction which has accrued or that may later accrue.

If the foregoing reflects your understanding of our agreement, please indicate your acceptance and agreement to these terms by signing and returning a copy of this letter to the undersigned via facsimile transmission immediately.

Very truly yours,

ZARLENGO & KIMMELL, LLC

/s/ Dante L. Zarlengo

Dante L. Zarlengo

AGREED TO AND ACCEPTED THIS 4TH DAY OF JANUARY, 2003.


                                      Pioneer Oil, LLC


                                      /s/  TADD BUTT
                                      --------------------------------
                                      Tadd Butt

cc:      Marc Bruner

                                GALAXY
                          ENERGY CORPORATION
--------------------------------------------------------------------------------
1001 Bickell Bay Drive Suite 2202  o  Miami, Florida 33131  o tel (305) 578-5725
o  fax (303) 373-5726   o  www.galaxyenergy.com

Dan Riggs, Esq.
50 East Louts Street
Sheridan, WY  82801

Mr. Tadd Butt
Pioneer Oil, LLC
PO Box 50684
Sheridan, WY  59105

Re:      Pioneer Oil LLC; Dolphin Energy Transaction
         Lease Acquisition and Development Agreement dated September 30, 2002

Gentlemen:

This correspondence will confirm the conversation between Mr. Butt and Marc Bruner concerning the above-referenced matter.

Reference is made to the above-captioned agreement. In further consideration of that identified in the recited agreement, we are authorized to agree to the following amendments to the recited agreement.

It is hereby agreed that Article IV-B, Article IV-C, and Article V-A of the above-referenced agreement are hereby amended as follows:

1.       Article III is amended by addition of the following:

         In consideration of this Extension Agreement, Dolphin shall pay the sum of $100,000 to Pioneer on or before May 15, 2003. Further, upon further written agreement of the parties, the payment or payments to be made by Dolphin to Pioneer pursuant to this Article III-D ($100,000), or Article IV-A and B ($500,000), may be extended by a written Agreement signed by both parties specifically referencing such payment, the date of which is to be extended.

2.       The first sentence of Article IV-B is amended to read as follows:

         Subject to the other provisions hereof, closing of the recited purchase will occur at a mutually agreeable time and place, but no later than May 15, 2003.

3.       Article IV-C is amended to read as follows:

         The Effective Date of the purchase and sale provided for in this Article IV shall be 7 o'clock a.m. local time on May 1, 2003.

4.       Article V-A, tenth line, is amended by substitution, as follows:

         ... complete discretion of Dolphin, provided that Dolphin will no later than May 15, 2003, (1) ...

Otherwise the recited agreement shall remain in full force and effect.

This correspondence will also confirm our election under Article III-B of the above referenced agreement to accept the Well Assets and the Subject Leases. Please acknowledge this election and receipt of the prospect fee provided for in
Article III-C of the referenced agreement.

By executing this agreement, neither party waives any rights or claims it may have pertaining to the recited transaction which has accrued or that may later accrue.

If the foregoing reflects your understanding of our agreement, please indicate your acceptance and agreement to these terms by signing and returning a copy of this letter to the undersigned via facsimile transmission immediately.

Thank you for your continued cooperation and professional conduct of this transaction.

Very truly yours,

DOLPHIN ENERGY, INC.

By    /s/ MARC BRUNER
   ----------------------------------
   Mark E. Bruner, President

                                Agreed to and to accepted this 31st day of January, 2003.

                                 PIONEER OIL, Oil, LLC

                                 By   /s/ TADD BUTT
                                   ---------------------------------------------
                                   Tadd Butt